Exhibit 99.1

Verigy US Inc. 10100 N. Tantau Cupertino, CA 95014-2510 408 864 2900 telephone www.verigy.com

May 30, 2007

Keith Barnes

President and CEO

Verigy US Inc.

Dear Keith,

This is to confirm our understanding of the modification of your terms of employment as it relates to your temporary living expenses.

Per your employment offer and agreement dated April 4, 2006, Verigy agreed to reimburse you for actual and reasonable living expenses (lodging, car rental, meals, and travel to and from Portland for you and on occasion your family) subject to a monthly cap of $6,500 for a period not to exceed 3 years from the date of hire.

Per our discussions, we have proposed that we modify this arrangement in order to streamline and simplify it for both you and the Company.  This change will take effect June 1, 2007 and continue for a period not to exceed three years from your date of hire (May 1, 2006.)

The new arrangement will take the form of a monthly cash allowance provided to you, and you will pay your temporary living expenses directly.  Under this new arrangement, your monthly income will be increased by $12,000(1)  on a pre-tax basis, which will equate to approximately $6,500 per month after taxes.  Because Verigy is directly paying your California home lease and will continue to do so, we will deduct this amount ($2,500) from the after-tax net amount.  Therefore, each month you will receive a net allowance of approximately $4,000 through regular payroll.

Effective June 1, 2007, instead of submitting for Company reimbursement of your temporary living expenses, you will personally pay for them directly (other than your monthly housing lease expense which we will remit on your behalf).  This includes your airfare between Portland and Cupertino as well as all other temporary living expenses.

Please note your acceptance of this change below and contact me with any questions.

Regards,	Accepted May 30, 2007:

/s/ KRISTEN ROBINSON	/s/ KEITH BARNES

Kristen Robinson	Keith Barnes
VP Human Resources	President and CEO

(1)  The pre-tax amount was calculated using your 2006 incremental effective tax rate of 45.75%.  This percentage was calculated by Mohler Nixon accountants earlier this year to determine the reimbursement to you for the 2006 personal tax liability associated with this arrangement.